NEWS RELEASE

AbCellera Reports Q2 2024 Business Results

08/06/2024

VANCOUVER, British Columbia - AbCellera (Nasdaq: ABCL) today announced financial results for the second quarter of 2024. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

“This quarter, we made important progress on our internal pipeline and aim to submit applications for clinical trials for ABCL635 and ABCL575 in the second quarter of 2025. In parallel, we have focused preclinical work on our T-cell engager platform to four molecules for indications in oncology and autoimmunity,” said Carl Hansen, Ph.D., founder and CEO of AbCellera. "Since our last earnings release, two of our partners have achieved notable milestones, including Abdera's IND clearance and Fast Track designation for ABD-147 and Invetx's upcoming acquisition by a global leader in animal health. AbCellera is a founding partner of both Abdera and Invetx. In addition, we have recently announced an expansion of our partnership with Lilly.”

Q2 2024 Business Summary
●ABCL635 and ABCL575 remain on track for anticipated Clinical Trial Applications (CTAs) in the second quarter of 2025.
●Disclosed three T-cell engager programs under evaluation targeting PSMA, B7-H4, and CD-19.
●The U.S. FDA cleared Abdera's Investigational New Drug (IND) application for ABD-147, and also granted it a Fast Track designation. AbCellera is a founding partner in Abdera, has a low-single-digit royalty stake in Abdera’s programs, and has a mid-single-digit equity ownership position.
●Reported the start of three additional partner-initiated programs with downstreams to reach a cumulative total of 93 partner-initiated program starts with downstreams.
●Reported the addition of one molecule in the clinic, bringing the cumulative total to 14 molecules advanced to the clinic.

Recent Developments
●On July 31, 2024, announced an expanded collaboration with Lilly to discover therapeutic antibodies for programs in immunology, cardiovascular disease, and neuroscience.
●On July 18, 2024, Invetx announced its upcoming acquisition by Dechra Pharmaceuticals for up to $520 million in total consideration. AbCellera is a founding partner in Invetx, has a low-single-digit royalty stake in Invetx’s programs, and has a mid-single-digit equity ownership position.

Key Business Metrics

Cumulative Metrics	June 30, 2023	June 30, 2024	Change %
Partner-initiated program starts with downstreams	80	93	16%
Molecules in the clinic	9	14	56%

AbCellera started discovery on an additional three partner-initiated programs with downstreams to reach a cumulative total of 93 partner-initiated program starts with downstreams in Q2 2024 (up from 80 on June 30, 2023). AbCellera’s partners have advanced a cumulative total of 14 molecules into the clinic (up from nine on June 30, 2023).

Discussion of Q2 2024 Financial Results
●Revenue – Total revenue was $7.3 million, compared to $10.1 million in Q2 2023. Partnerships generated research fees of $5.5 million, compared to $9.8 million in Q2 2023. Milestone payments contributed $1.5 million in the quarter.
●Research & Development (R&D) Expenses – R&D expenses were $40.9 million, compared to $36.5 million in Q2 2023, reflecting underlying continued growth in program execution, platform development, and investments in internal programs.
●Sales & Marketing (S&M) Expenses – S&M expenses were $3.1 million, compared to $3.8 million in Q2 2023.
●General & Administrative (G&A) Expenses – G&A expenses were $20.2 million, compared to $15.5 million in Q2 2023.
●Net Loss – Net loss of $36.9 million, or $(0.13) per share on a basic and diluted basis, compared to net loss of $30.5 million, or $(0.11) per share on a basic and diluted basis in Q2 2023.
●Liquidity – $697.6 million of total cash, cash equivalents, and marketable securities and with approximately $220 million in available non-dilutive government funding to execute on AbCellera's strategy, bringing total available liquidity to over $900 million.

Conference Call and Webcast

AbCellera will host a conference call and live webcast to discuss these results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).
The live webcast of the earnings conference call can be accessed on the Events and Presentations section of AbCellera’s Investor Relations website. A replay of the webcast will be available through the same link following the conference call.

About AbCellera Biologics Inc.
AbCellera (Nasdaq: ABCL) discovers and develops antibody medicines for indications across therapeutic areas including cancer, metabolic and endocrine conditions, and autoimmune disorders. AbCellera’s engine integrates technology, data science, infrastructure, and interdisciplinary teams to solve the most challenging antibody discovery problems. AbCellera is focused on advancing an internal pipeline of first-in-class and best-in-class programs and collaborating on innovative drug development programs with partners. For more information, please visit www.abcellera.com.

Definition of Key Business Metrics
We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions. We believe that the following metrics are important to understand our current business. These metrics may change or may be substituted for additional or different metrics as our business develops. Information on changes is set forth in our Annual Report on Form 10-K for the year ended December 31, 2023.
Partner-initiated program starts with downstreams represent the number of unique partner-initiated programs where we stand to participate financially in downstream success for which we have commenced the discovery effort. The discovery effort commences on the later of (i) the day on which we receive sufficient reagents to start discovery of antibodies against a target and (ii) the day on which the kick-off meeting for the program is held. We view this metric as an indication of the selection and initiation of projects by our partners and the resulting potential for near-term payments. Cumulatively, partner-initiated program starts with downstream participation indicate our total opportunities to earn downstream revenue from milestone fees and royalties (or royalty equivalents) in the mid- to long-term.
Molecules in the clinic represent the count of unique molecules for which an Investigational New Drug, or IND, New Animal Drug, or equivalent under other regulatory regimes, application has reached "open" status or has otherwise been approved based on an antibody that was discovered either by us or by a partner using licensed AbCellera technology. Where the date of such application approval is not known to us, the date of the first public announcement of a clinical trial will be used for the purpose of this metric. We view this metric as an indication of our near- and mid-term potential revenue from milestone fees and potential royalty payments in the long term.

AbCellera Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.
In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

AbCellera Biologics Inc.
Condensed Consolidated Statements of Loss and
Comprehensive Loss
(All figures in U.S. dollars. Amounts are expressed in thousands except share and per share data.)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2024	2023	2024
Revenue:
Research fees	$9,830	$5,453	$20,400	$15,227
Licensing revenue	226	370	598	550
Milestone payments	–	1,500	1,250	1,500
Total revenue	10,056	7,323	22,248	17,277
Operating expenses:
Research and development(1)	36,473	40,927	89,120	80,214
Sales and marketing(1)	3,841	3,136	7,612	6,501
General and administrative(1)	15,521	20,192	30,655	37,544
Depreciation, amortization, and impairment	5,610	36,522	11,124	41,366
Total operating expenses	61,445	100,777	138,511	165,625
Loss from operations	(51,389)	(93,454)	(116,263)	(148,348)
Other (income) expense
Interest income	(10,779)	(9,801)	(20,537)	(20,202)
Grants and incentives	(4,576)	(3,310)	(7,951)	(6,585)
Other (income) expense	1,970	(32,156)	(1,624)	(30,627)
Total other (income)	(13,385)	(45,267)	(30,112)	(57,414)
Net loss before income tax	(38,004)	(48,187)	(86,151)	(90,934)
Income tax recovery	(7,476)	(11,257)	(15,513)	(13,394)
Net loss	$(30,528)	$(36,930)	$(70,638)	$(77,540)
Foreign currency translation adjustment	122	(257)	(508)	(353)
Comprehensive loss	$(30,406)	$(37,187)	$(71,146)	$(77,893)

Net loss per share
Basic	$(0.11)	$(0.13)	$(0.24)	$(0.26)
Diluted	$(0.11)	$(0.13)	$(0.24)	$(0.26)
Weighted-average common shares outstanding
Basic	288,905,587	294,217,013	288,357,081	293,467,753
Diluted	288,905,587	294,217,013	288,357,081	293,467,753

(1) Exclusive of depreciation, amortization, and impairment

AbCellera Biologics Inc.
Condensed Consolidated Balance Sheet
(All figures in U.S. dollars. Amounts are expressed in thousands except share data.)
(Unaudited)

	December 31, 2023	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$133,320	$148,312
Marketable securities	627,265	522,044
Total cash, cash equivalents, and marketable securities	760,585	670,356
Accounts and accrued receivable	30,590	36,143
Restricted cash	25,000	25,000
Other current assets	55,810	40,055
Total current assets	871,985	771,554
Long-term assets:
Property and equipment, net	287,696	318,882
Intangible assets, net	120,425	85,661
Goodwill	47,806	47,806
Investments in equity accounted investees	65,938	76,064
Other long-term assets	94,244	112,514
Total long-term assets	616,109	640,927
Total assets	$1,488,094	$1,412,481
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and other current liabilities	$49,580	$43,952
Contingent consideration payable	50,475	20,027
Deferred revenue	18,958	6,401
Total current liabilities	119,013	70,380
Long-term liabilities:
Operating lease liability	71,222	66,451
Deferred revenue	8,195	7,970
Deferred government contributions	95,915	124,186
Contingent consideration payable	4,913	4,441
Deferred tax liability	30,612	21,737
Other long-term liabilities	5,906	6,348
Total long-term liabilities	216,763	231,133
Total liabilities	335,776	301,513
Commitments and contingencies
Shareholders' equity:
Common shares: no par value, unlimited authorized shares at December 31, 2023 and June 30, 2024: 290,824,970 and 294,665,532 shares issued and outstanding at December 31, 2023 and June 30, 2024, respectively	753,199	769,966
Additional paid-in capital	121,052	140,828
Accumulated other comprehensive loss	(1,720)	(2,073)
Accumulated earnings	279,787	202,247
Total shareholders' equity	1,152,318	1,110,968
Total liabilities and shareholders' equity	$1,488,094	$1,412,481

AbCellera Biologics Inc.
Condensed Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. dollars.)
(Unaudited)

	Six months ended June 30,
	2023	2024
Cash flows from operating activities:
Net loss	$(70,638)	$(77,540)
Cash flows from operating activities:
Depreciation of property and equipment	5,810	6,603
Amortization and impairment of intangible assets	5,314	34,763
Amortization of operating lease right-of-use assets	3,252	3,437
Stock-based compensation	31,873	35,191
Fair value gain on contingent consideration	—	(30,920)
Other	(4,429)	(8,193)
Changes in operating assets and liabilities:
Research fees and grants receivable	(24,269)	(34,434)
Accrued royalties receivable	9,260	—
Income taxes payable (receivable)	22,884	(5,953)
Accounts payable and accrued liabilities	(2,827)	(130)
Deferred revenue	(4,870)	(12,782)
Accrued royalties payable	(16,253)	—
Deferred grant income	25,566	19,757
Other assets	(4,833)	(1,473)
Net cash used in operating activities	(24,160)	(71,674)
Cash flows from investing activities:
Purchases of property and equipment	(42,185)	(44,250)
Purchase of marketable securities	(528,891)	(426,007)
Proceeds from marketable securities	422,814	539,385
Receipt of grant funding	7,693	19,750
Long-term investments and other assets	(36,757)	3,950
Investment in equity accounted investees	(6,673)	(10,820)
Net cash provided by (used in) investing activities	(183,999)	82,008
Cash flows from financing activities:
Payment of liability for in-licensing agreement and other	(863)	(368)
Proceeds from long-term liabilities	—	4,497
Proceeds from exercise of stock options	824	1,353
Net cash provided by (used in) financing activities	(39)	5,482
Effect of exchange rate changes on cash and cash equivalents	584	(824)
Increase (decrease) in cash and cash equivalents	(207,614)	14,992
Cash and cash equivalents and restricted cash, beginning of period	414,651	160,610
Cash and cash equivalents and restricted cash, end of period	$207,037	$175,602
Restricted cash included in other assets	2,290	2,290
Total cash, cash equivalents, and restricted cash shown on the balance sheet	$204,747	$173,312
Supplemental disclosure of non-cash investing and financing activities
Property and equipment in accounts payable	11,718	15,944
Right-of-use assets obtained in exchange for operating lease obligation	2,945	452

Inquiries
Media: Kathleen Reid: media@abcellera.com, +1(236)521-6774
Business Development: Murray McCutcheon, Ph.D., bd@abcellera.com, +1(604)559-9005
Investor Relations: Melanie Solomon, ir@abcellera.com, +1(778)729-9116
Source: AbCellera Biologics Inc.